Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 2-I dated November 14, 2011 and
underlying supplement no. 18-I dated August 28, 2013
Term Sheet to Product Supplement No. 2-I Registration Statement No. 333-177923 Dated September 11, 2013; Rule 433

Structured Investments	$ Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index due September 18, 2023
General
•
The notes are designed for investors who seek an uncapped return of at least 1.70 times the appreciation of the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index.  Investors should be willing to forgo interest payments and, if the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage of 50%, be willing to lose more than 50% of their principal amount and potentially all of their principal amount at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing September 18, 2023†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about September 13, 2013 and are expected to settle on or about September 18, 2013.
•
The notes are not commodity futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute.  Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Key Terms
Index:	The J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index
Upside Leverage Factor:	At least 1.70. The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.70.
Payment at Maturity:
If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by the Upside Leverage Factor.  Accordingly, if the Ending Index Level is greater than the Initial Index Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Index Return × Upside Leverage Factor)

If the Ending Index Level is equal to or less than the Initial Index Level by up to the Contingent Buffer Percentage, you will receive the principal amount of your notes at maturity.
If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage, you will lose more than 50% of your principal amount and may lose all of your principal amount at maturity.

Contingent Buffer Percentage:	50.00%
Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The Index Closing Level on the pricing date
Ending Index Level:	The Index Closing Level on the Observation Date
Observation Date†:	September 13, 2023
Maturity Date†:	September 18, 2023
CUSIP:	48126D7C7
†
Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes linked solely to the Index” in the accompanying underlying supplement no. 18-I and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this term sheet

Investing in the Contingent Buffered Notes involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement no. 18-I  and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $20.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $904.70 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 11, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 2-I , underlying supplement no. 18-I  and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 2-I dated November 14, 2011 and underlying supplement no. 18-I dated August 28, 2013. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2-I and “Risk Factors” in the accompanying underlying supplement no. 18-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

•	Underlying supplement no. 18-I dated August 28, 2013:
http://www.sec.gov/Archives/edgar/data/19617/000089109213007378/e55153_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company, ” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet:

(1)      the Observation Date is a “Determination Date” as described in the accompanying product supplement no. 2-I and is subject to postponement as described under “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes linked solely to the Index” in the accompanying underlying supplement no. 18-I; and

(2)      the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I.

JPMorgan Structured Investments —	TS-1
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

The J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

The J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index was developed and is maintained and calculated by J.P. Morgan Securities plc (“JPMS plc” or the “Index Calculation Agent”). The Index is a notional dynamic index that tracks the return of seven weighted synthetic excess return sub-indices (each, an “Index Constituent” and, collectively, the “Index Constituents”) that reference futures contracts on 22 specified commodities (each, an “Underlying Commodity” and, collectively, the “Underlying Commodities”) as set forth in the table on the following page.

Each of the four Index Constituents that are Single Commodity Constituents (as defined below) is a single-commodity index (i.e., an index that tracks futures contracts on a single commodity), and each of the three Index Constituents that are Commodity Sector Constituents (as defined below) tracks multiple single-commodity indices.  We refer to each of these single-commodity indices as an “Underlying Commodity Index.”

The Single Commodity Constituents provide exposure to gold, silver, live cattle and lean hogs, and the Commodity Sector Constituents provide exposure to the energy, base metals and agriculture sectors.  Each Underlying Commodity Index utilizes a contract selection framework that is intended to outperform a comparable index that maintains exposure to front-months contracts on the relevant commodity.  No assurance can be given that the investment strategy on which any Underlying Commodity Index is based will be successful or that any Underlying Commodity Index will outperform any alternative strategy that might be employed with respect to the relevant futures contracts.

The Index rebalances monthly, and on each rebalancing date, (a) each Single Commodity Constituent is assigned a weight that, as of the relevant determination date, is equal to the most recently published weight of the Dow Jones-UBS commodity sub-index that references the Underlying Commodity associated with that Single Commodity Constituent and (b) each Commodity Sector Constituent is assigned a weight that, as of the relevant determination date, is equal to the sum of the most recently published weights of the Dow Jones-UBS commodity sub-indices that reference the Underlying Commodities associated with that Single Commodity Constituent.

Each Commodity Sector Constituent, however, does not provide exposure to all of the Underlying Commodity Indices it references.  Instead, each Commodity Sector Constituent allocates its exposure equally among only two or three Underlying Commodity Indices, which are selected each week by reference to the degree of backwardation or contango that exists between certain futures contracts associated with the relevant Underlying Commodities, where those with the highest degree of backwardation (or, in the absence of backwardation, the lowest degree of contango) are selected.  “Backwardation” refers to the situation where the futures contracts for a commodity with a delivery month further in time have lower contract prices than futures contracts for the same commodity with a delivery month closer in time.  “Contango” refers to the situation where the futures contracts for a commodity with a delivery month further in time have higher contract prices than futures contracts for the same commodity with a delivery month closer in time.  For additional information about the Commodity Sector Constituents, see “Background on the J.P. Morgan Backwardation Sector Indices” in the accompanying underlying supplement no. 18-I.

Accordingly, the Index does not provide exposure to futures contracts on all of the 22 specified commodities at the same time.  At any given time, the Index provides exposure to futures contracts on gold, silver, live cattle and lean hogs, and futures contracts on some, but not all, of the commodities in the energy, base metals and agriculture sectors.

The 22 Underlying Commodity Indices include eleven Contag Beta Indices (as defined under “Background on the J.P. Morgan Contag Beta Indices” in the accompanying underlying supplement no. 18-I), two JPMCCI Ex-Front Month Indices (as defined under “Background on the JPMCCI Ex-Front Month Indices” in the accompanying underlying supplement no. 18-I) and nine Seasonal Roll Indices (as defined under “Background on the JPMorgan Seasonal Roll Indices” in the accompanying underlying supplement no. 18-I).

Contag Beta Indices.  Each Contag Beta Index is a notional rules-based proprietary index that is intended to capture the return of the synthetic exposure to a single commodity (the “Contag Beta Relevant Commodity”), which is represented by a commodity futures contract selected by a methodology developed by JPMS plc, which we refer to as the “Selection Methodology.”  The Selection Methodology uses, among other criteria, the slope of the futures curve for the Contag Beta Relevant Commodity underlying the applicable Contag Beta Index to select the futures contract for that Contag Beta Relevant Commodity with the highest level of backwardation (or in the absence of backwardation, the least amount of contango), subject to certain limitations (the “Contag Contract”).  If there is no futures contract for the Contag Beta Relevant Commodity with backwardation, the Selection Methodology will select the futures contract with the lowest level of contango.  For additional information about the Contag Beta Indices, see “Background on the J.P. Morgan Contag Beta Indices” in the accompanying underlying supplement no. 18-I.

JPMorgan Structured Investments —	TS-2
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

JPMCCI Ex-Front Month Indices.  The JPMCCI Ex-Front Month Indices are members of the JPMorgan Commodity Curve Index (“JPMCCI”) family, which seeks to offer a diversified approach to passive commodity investing that excludes the front-month contract.  Unlike other commodity indices that focus exposure at a single maturity (traditionally, the front month contract or a single deferred contract), each JPMCCI Ex-Front Month Index seeks to track exposure along the entire futures curve (i.e., exposure to futures contracts with different maturities), other than the front month, for the commodity included in that JPMCCI Ex-Front Month Index in proportion to their “open interest.”  Open interest refers to the total number of outstanding futures contracts with respect to a particular commodity that are held by market participants.  At any time, open interest refers to the total number of open futures contracts with respect to a particular physical commodity at any time and can be used to determine the approximate size of a particular commodity futures market, a segment of that market or the market for an individual commodity futures contract.  The JPMCCI Ex-Front Month Indices are ex-front month indices that exclude the first near month futures contract (as long as exposure is provided to at least one futures contract from a later month).  The futures contracts included in each JPMCCI Ex-Front Month Index are not selected based on any backwardation methodology.  For additional information about the JPMCCI Ex-Front Month Indices, see “Background on the JPMCCI Ex-Front Month Indices” in the accompanying underlying supplement no. 18-I.

Seasonal Roll Indices. Each Seasonal Roll Index is a notional rules-based proprietary strategy that aims to replicate the returns of a long position in exchange-traded futures contracts on a single Underlying Commodity.  Unlike other commodity indices that maintain exposure to futures contracts at a specified maturity (traditionally, the front-month contract), each Seasonal Roll Index seeks to track exposure only to a single specified contract or two specified contracts, as applicable, over the course of each year.  The contract or contracts referenced by each Seasonal Roll Index were determined based on the historical trading characteristics of exchange-traded futures contracts on the relevant Underlying Commodity, taking into account liquidity and market practice, with the intention of creating an index that would outperform a comparable index that maintains exposure to front-months contracts on the same Underlying Commodity.  The futures contracts included in each Seasonal Roll Index are not selected based on any backwardation methodology.  For additional information about the Seasonal Roll Indices, see “Background on the JPMorgan Seasonal Roll Indices” in the accompanying underlying supplement no. 18-I.

No assurance can be given that the investment strategy used to construct the Index or any Index Constituent will be successful or that the Index will outperform any alternative strategy that might be constructed from the Index Constituents.  Even though the name of the Index includes “backwardation,” some of the strategies underlying the Index do not reference backwardation.

The Index is described as a “notional” or “synthetic” portfolio or basket because its reported value does not represent the value of any actual assets held by any person, and there is no actual portfolio of assets in which any person has any ownership interest.  The level of the Index at any point reflects the return of the hypothetical uncollateralized portfolio composed of the Index Constituents.

The following table sets forth the Underlying Index for each of the seven Index Constituents, as well as their respective commodity sectors (where applicable), Underlying Commodities and Bloomberg Tickers.

Underlying Index	Commodity Sector	Underlying Commodity(ies)	Bloomberg Ticker
J.P. Morgan Contag Beta Gold Excess Return Index	None	Gold	JCTABGCE <Index>
J.P. Morgan Contag Beta Silver Excess Return Index	None	Silver	JCTABSIE <Index>
JPMorgan Commodity Curve Ex-Front Month Live Cattle Excess Return Index	None	Live Cattle	JMCXXLCE <Index>
JPMorgan Commodity Curve Ex-Front Month Lean Hogs Excess Return Index	None	Lean Hogs	JMCXXLHE <Index>
J.P. Morgan Backwardation Select Energy Sector Excess Return Index	Energy	WTI Crude Oil, Brent Crude Oil, Heating Oil, Gasoline (RBOB), Natural Gas	JBACSENE <Index>
J.P. Morgan Backwardation Select Base Metals Sector Excess Return Index	Base Metals	Aluminum, Comex Copper, Nickel, Zinc	JBACSBME <Index>
J.P. Morgan Backwardation Select Agriculture Sector Excess Return Index	Agriculture	Soybean Oil, Corn, Cotton, Coffee, Sugar, Soybean, Wheat, Kansas Wheat, Soybean Meal	JBACSAGE <Index>
The level of the Index is published under the Bloomberg ticker symbol “JBACDJSE <Index>”. For additional information about the Index, see “The J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index” in the accompanying underlying supplement no. 18-I.

JPMorgan Structured Investments —	TS-3
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

Selected Purchase Considerations

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UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance returns by multiplying a positive Index Return by the Upside Leverage Factor.  The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.70.  The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined based on the movement of the Index.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Index Level is not less than the Initial Index Level by more than the Contingent Buffer Percentage of 50%.  If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage of 50%, for every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes.  Under these circumstances, you will lose more than 50% of your principal amount and may lose all of your principal amount at maturity.

•
RETURN LINKED TO THE J.P. MORGAN ENHANCED BETA SELECT BACKWARDATION ALTERNATIVE BENCHMARK EXCESS RETURN INDEX — The return on the notes is linked to the performance of the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index.  The Index is a notional dynamic index that tracks the return of seven weighted Index Constituents, which include Single Commodity Constituents and Commodity Sector Constituents, that reference futures contracts on 22 Underlying Commodities.  The Single Commodity Constituents provide exposure to gold, silver, live cattle and lean hogs, and the Commodity Sector Constituents provide exposure to the energy, base metals and agriculture sectors.  Each Underlying Commodity Index utilizes a contract selection framework that is intended to outperform a comparable index that maintains exposure to front-months contracts on the relevant commodity.

Each Commodity Sector Constituent, however, does not provide exposure to all of the Underlying Commodity Indices it references.  Instead, each Commodity Sector Constituent allocates its exposure equally among only two or three Underlying Commodity Indices, which are selected each week by reference to the degree of backwardation or contango that exists between certain futures contracts associated with the relevant Underlying Commodities, where those with the highest degree of backwardation (or, in the absence of backwardation, the lowest degree of contango) are selected.  Even though the name of the Index includes “backwardation,” some of the strategies underlying the Index do not reference backwardation.  See “J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index” in this term sheet.
•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —	TS-4
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index, any of the Index Constituents or futures contracts underlying the Index, the commodity to which those commodity futures contracts relate or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments related to, any of the foregoing.  In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 2-I dated November 14, 2011 and in the “Risk Factors” section of the accompanying underlying supplement no 18-I dated August 28, 2013.  You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.
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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative.  If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage of 50%, the benefit provided by the Contingent Buffer Percentage will terminate and you will be exposed to loss.  In this case, for every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes.  Under these circumstances, you will lose more than 50% of your principal amount and may lose all of your principal amount at maturity.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Note Calculation Agent and the calculation agent and sponsor of the Index, the Underlying Commodity Indices and the Backwardation Sector Indices (each, a “J.P. Morgan Commodity Index” and collectively, the “J.P. Morgan Commodity Indices”) and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the Note Calculation Agent and the calculation agent and sponsor of the J.P. Morgan Commodity Indices and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.

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THE INDEX SPONSOR AND INDEX CALCULATION AGENT OF EACH J.P. MORGAN COMMODITY INDEX ARE AFFILIATES OF OURS, MAY ADJUST THE RELEVANT J.P. MORGAN COMMODITY INDEX IN A WAY THAT AFFECTS ITS LEVEL AND HAVE NO OBLIGATION TO CONSIDER YOUR INTERESTS — JPMS plc, one of our affiliates, currently acts as the index sponsor for the J.P. Morgan Commodity Indices and is responsible for maintaining the J.P. Morgan Commodity Indices and developing the guidelines and policies governing their composition and calculation.  In addition, either JPMS plc or the JPMorgan Global Index Research Group (“GIRG”) currently acts as the index calculation agent for the J.P. Morgan Commodity Indices and the relevant index calculation agent is responsible for calculating the J.P. Morgan Commodity Indices.  The index sponsor and/or the index calculation agent of each J.P. Morgan Commodity Index is entitled to exercise discretion in good faith and in a commercially reasonable manner in relation to that J.P. Morgan Commodity Index, including, but not limited to:

•	the interpretation of the rules governing that J.P. Morgan Commodity Index;
•
the calculation of the level of that J.P. Morgan Commodity Index in the event of certain market disruptions and the determination of the values of one or more constituents in the event of market disruptions or as a result of manifest errors in, or unavailability of, certain values;

•	the removal or replacement of a constituent of that J.P. Morgan Commodity Index upon the occurrence of certain extraordinary events, including changes in law, relating to that constituent; or
•	the cancelation of that J.P. Morgan Commodity Index.
The index sponsor of a J.P. Morgan Commodity Index may also amend the rules governing that J.P. Morgan Commodity Index in its discretion.  See the relevant index description in this underlying supplement for

JPMorgan Structured Investments —	TS-5
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

additional information.  Although the relevant index sponsor and index calculation agent will make all determinations and take all action in relation to the relevant J.P. Morgan Commodity Index acting in good faith, it should be noted that the policies and judgments for which the index sponsor and/or the index calculation agent are responsible could have an impact, positive or negative, on the level of the relevant J.P. Morgan Commodity Index and the value of your notes.  For example, the changing of a constituent may affect the performance of the relevant J.P. Morgan Commodity Index, and therefore, the return on the notes, as the replacement constituent may perform significantly better or worse than the affected constituent.
Although judgments, policies and determinations concerning the J.P. Morgan Commodity Indices are made by JPMS plc and/or GIRG, as applicable, JPMorgan Chase & Co. is the ultimate parent company of JPMS plc and GIRG and ultimately controls JPMS plc and GIRG.  Unlike other indices, the maintenance of the J.P. Morgan Commodity Indices (other than the JPMCCI Ex-Front Month Indices) is not governed by an independent committee.  The index sponsor and index calculation agent of each J.P. Morgan Commodity Index have no obligation to consider your interests in taking any actions that might affect the value of your notes. Furthermore, the inclusion of any constituent in a J.P. Morgan Commodity Index is not an investment recommendation by us, the index sponsor or the index calculation agent of that constituent, or any of the securities or futures contracts underlying that constituent.
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THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER PERCENTAGE MAY TERMINATE ON THE OBSERVATION DATE— If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Percentage, the benefit provided by the Contingent Buffer Percentage will terminate and you will be fully exposed to any depreciation of the Index.  The Ending Index Level will be determined based on the Index Closing Level on a single day near the end of the term of the notes; the Index Closing Level at the maturity date or at other times during the term of the notes could be at a level not less than the Initial Index Level by more than the Contingent Buffer Percentage.  This difference could be particularly large if there is a significant decrease in the Index Closing Level during the later portion of the term of the notes or if there is significant volatility in the Index Closing Level during the term of the notes, especially on dates near the Observation Date.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any,

JPMorgan Structured Investments —	TS-6
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the Index Closing Level, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	supply and demand trends at any time for the commodities upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on those commodities;
•	the market price of the commodities upon which the futures contracts that compose the Index are based or the exchange-traded futures contracts on those commodities;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
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THE J.P. MORGAN COMMODITY INDICES HAVE LIMITED OPERATING HISTORIES AND MAY PERFORM IN UNANTICIPATED WAYS — The Index was established on August 27, 2013 and several of the other J.P. Morgan Commodity Indices were established recently and therefore the J.P. Morgan Commodity Indices have limited operating histories.  Past performance should not be considered indicative of future results.

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HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS — The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-tested and Historical Information” in this term sheet was calculated on materially the same basis as that on which the performance of the Index is now calculated, but is purely theoretical, does not represent the actual historical performance of the Index and has not been verified by an independent third party.  Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet.  In addition, back-tested, hypothetical historical results have inherent limitations.  These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight.  As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

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PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts included in the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodities underlying the commodity futures contracts included in the Index.  See “The Market Prices of the Commodities Underlying the Futures Contracts Included in the Index Will Affect the Value of the Notes” below.  The prices of commodity futures contracts are

JPMorgan Structured Investments —	TS-7
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
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WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the Note Calculation Agent.  If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I for more information.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act"), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission (the “CFTC") in 2011 adopted regulations that establish position limits for certain commodity-based futures contracts, such as futures contracts on certain energy, agricultural and metals based commodities; however, in 2012, the U.S. District Court for the District of Columbia vacated the CFTC rules. The CFTC has appealed the District Court’s decision, but no subsequent decision has yet been made. It is expected that the CFTC will also re-propose position limit rules. Any of those rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on the level of the Index and your payment at maturity.  Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes.  See “We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

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THE MARKET PRICES OF THE COMMODITIES UNDERLYING THE FUTURES CONTRACTS INCLUDED IN THE INDEX WILL AFFECT THE VALUE OF THE NOTES — The prices of the commodities upon which the futures contracts that compose the Index are based are affected by numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, general weather conditions, and agricultural, trade, fiscal and exchange control policies.  Many commodities are also highly cyclical.  These factors, some of which are specific to the market for each such commodity, may cause the value of the different commodities upon which the futures contracts that compose the Index are based, as well as the futures contracts themselves, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Index.  It is not possible to predict the aggregate effect of all or any combination of these factors.

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THE INVESTMENT STRATEGIES ON WHICH THE J.P. MORGAN COMMODITY INDICES ARE BASED MAY NOT BE SUCCESSFUL —The J.P. Morgan Commodity Indices follow proprietary strategies that operate on the basis of predetermined rules.  No assurance can be given that the investment strategy on which any J.P. Morgan Commodity Index is based will be successful or that that J.P. Morgan Commodity Index will outperform any alternative strategy that might be employed with respect to the constituents underlying that J.P. Morgan Commodity Index.  In particular, none of the J.P. Morgan Commodity Indices follows a strategy that accounts for the price momentum or volatility of their underlying constituents.  The methodologies underlying the J.P. Morgan Commodity Indices include complicated mathematical calculations.  Accordingly, an investment in notes linked to the Index may not be appropriate for all investors.  You should discuss any investment in the notes with your professional advisers.

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EVEN THOUGH THE NAME OF THE INDEX REFERENCES “BACKWARDATION,” SOME OF THE STRATEGIES UNDERLYING THE INDEX DO NOT REFERENCE BACKWARDATION — The Commodity Sector Constituents provide exposure to only certain of their Underlying Commodities, which are selected each week by reference to the

JPMorgan Structured Investments —	TS-8
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

degree of backwardation or contango that exists between certain futures contracts associated with the relevant Underlying Commodities, where those with the highest degree of backwardation (or, in the absence of backwardation, the lowest degree of contango) are selected.  The remaining Single Commodity Constituents provide continuous exposure to their respective Underlying Commodities regardless of the backwardation or contango characteristics of those commodities.  Accordingly, the Index may underperform a similar index that selects each of its underlying commodities based on the backwardation or contango characteristics of those commodities.  In addition, while the Contag Beta Indices (which make up two of the Index Constituents and nine of the Underlying Commodity Indices of the Backwardation Sector Indices) use a contract selection methodology that takes into account backwardation (or contango) of the relevant commodities, the contracts underlying the other Index Constituents and the other Underlying Commodity Indices of the Backwardation Sector Indices are not determined without taking into account backwardation (or contango) of the relevant commodities.
“Backwardation” refers to the situation where the futures contracts for a commodity with a delivery month further in time have lower contract prices than futures contracts for the same commodity with a delivery month closer in time.  “Contango” refers to the situation where the futures contracts for a commodity with a delivery month further in time have higher contract prices than futures contracts for the same commodity with a delivery month closer in time.
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THE INDEX DOES NOT PROVIDE CONSTANT EXPOSURE TO FUTURES CONTRACTS ON ALL SPECIFIED UNDERLYING COMMODITIES, AND THE INDEX MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITIES THAN A BROADER COMMODITY INDEX — The Index does not provide exposure to futures contracts on all of the 22 Underlying Commodities at the same time.  At any given time, the Index provides exposure to futures contracts on gold, silver, live cattle and lean hogs, and futures contracts on some, but not all, of the commodities in the energy, base metals and agriculture sectors.  Futures contracts on commodities that are not represented in the Index at any given time could perform better, perhaps significantly, than the futures contracts that are represented in the Index at that time.  In addition, price volatility in the futures contracts included in the Index will likely have a greater impact on the Index than would be the case with a broader commodity index, and the Index will be more susceptible to fluctuations and declines in value of the physical commodities included in the index.  In addition, the Index may be less representative of the economy and commodity markets as a whole and might therefore not serve as a reliable benchmark for commodity market performance generally.

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CORRELATION OF PERFORMANCES AMONG THE INDEX CONSTITUENTS MAY REDUCE THE PERFORMANCE OF THE NOTES — Performances of the Index Constituents may become highly correlated from time to time during the term of the notes, including, but not limited to, a period in which there is a substantial decline in the Index Constituents.  High correlation during periods of negative returns among the Index Constituents could have an adverse effect on any payment on, and the value of, your notes.

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CHANGES IN THE VALUE OF THE INDEX CONSTITUENTS MAY OFFSET EACH OTHER — Price movements between the Index Constituents may not correlate with each other.  At a time when the value of one Index Constituent increases, the value of other Index Constituents may not increase as much or may decline.  Therefore, in calculating the level of the Index, increases in the value of some of the Index Constituents may be moderated, or more than offset, by lesser increases or declines in the value of other Index Constituents.

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AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE METHODOLOGY USED TO CALCULATE THE CONTAG BETA INDICES — The Index provides direct and indirect long exposure, in part, to the Contag Beta Indices, which are constructed using a rules-based methodology which uses, along with other criteria, the slope of the commodities futures curve in order to select a particular futures contract for the relevant commodity in which to synthetically gain exposure (the “Selection Methodology”).  The futures contract with the highest level of backwardation is selected for the relevant commodity (a “Contag Contract”), subject to certain limitations.  If there is no futures contract for the relevant commodity with backwardation, the Selection Methodology will select the futures contract with the lowest level of contango for the relevant commodity.

In addition, each Contag Beta Index is synthetically exposed to the futures contract selected as the Contag Contract by the Selection Methodology and that futures contract may, in general, be a deferred futures contract (i.e., a contract having a delivery month further dated than the futures contract with the nearest delivery month).  It is generally expected that such deferred futures contract may have less liquidity than the near-month futures contract (being the nearest-to-deliver) with respect to the same commodity.  A deferred futures contract may also be less well correlated with the spot market (physical) prices of the relevant commodity and exhibit a different level of volatility.  Accordingly, a Contag Beta Index may not perform as well as an index linked to the spot prices of the relevant commodity.
•	AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE METHODOLOGY USED TO CALCULATE THE JPMCCI EX-FRONT MONTH INDICES — The Index provides long exposure, in part, to two JPMCCI Ex-Front

JPMorgan Structured Investments —	TS-9
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

Month Indices, which seek to offer a diversified and representative approach to passive commodity investing that excludes the front-month contract.  Unlike other commodity indices that focus exposure at a single maturity (traditionally, the front month contract or a single deferred contract), the JPMCCI Ex-Front Month Indices seek to track exposure along the entire futures curve (i.e., exposure to futures contracts with different maturities), other than the front month, in proportion to their open interest.  No assurance can be given that the investment strategy used to construct the JPMCCI Ex-Front Month Indices will be successful or that the JPMCCI Ex-Front Month Indices will outperform an alternative index that might be constructed from commodity futures contracts that focus exposure at a single maturity.
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AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE METHODOLOGY USED EACH MONTH TO SELECT THE COMPOSITION OF EACH BACKWARDATION SECTOR INDICES — The Index provides long exposure, in part, to the Backwardation Sector Indices.  The weights of the components of the Backwardation Sector Indices are determined each week by reference to the degree of backwardation or contango that exists between certain futures contracts associated with underlying commodities of those components.  In connection with each rebalancing, the ultimate exposure of each Backwardation Sector Indices is allocated equally among only the two or three of its components that have the highest degree of backwardation (or, in the absence of backwardation, the lowest degree of contango), while the weights of the remaining components are set to zero.  No assurance can be given that the methodology for determining the backwardation (or contango) of each component will be successful or that any commodity that is in backwardation at the time it is selected will remain in backwardation during the period in which it is included the relevant Backwardation Sector Index.  No assurance can be given that any Backwardation Sector Index will outperform any alternative index that might be constructed from commodity indices that select components based on backwardation or contango characteristics.

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AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE SEASONAL INVESTMENT STRATEGY EMPLOYED BY EACH SEASONAL ROLL INDEX — One of the Commodity Sector Constituents provides long exposure to the Seasonal Roll Indices.  Unlike other commodity indices that maintain exposure to futures contracts at a specified maturity (traditionally, the front-month contract), each Seasonal Roll Index seeks to track exposure only to a single specified contract or two specified contracts, as applicable, over the course of each year.  The contract or contracts referenced by each Seasonal Roll Index were determined based on the historical trading characteristics of exchange-traded futures contracts on the relevant Underlying Commodity, taking into account liquidity and market practice, with the intention of creating an index that would outperform a comparable index that maintains exposure to front-months contracts.  No assurance can be given that the investment strategy on which any Seasonal Roll Index is based will be successful or that any Seasonal Roll Index will outperform any alternative strategy that might be employed with respect to the relevant exchange-traded futures contracts.

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A DECISION BY AN EXCHANGE ON WHICH THE FUTURES CONTRACTS UNDERLYING THE INDEX ARE TRADED TO INCREASE MARGIN REQUIREMENTS MAY AFFECT THE LEVEL OF THE INDEX — If an exchange on which the futures contract underlying the Index are traded increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Index to decline significantly.

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THE NOTES ARE LINKED TO AN EXCESS RETURN INDEX AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index.  An excess return index, such as the Index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index.  By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

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THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The Underlying Commodity Indices track commodity futures contracts, not physical commodities (or their spot prices).  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

JPMorgan Structured Investments —	TS-10
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

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OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITIES OR COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts that compose the Index, the related commodities or other exchange-traded or over-the-counter instruments based on the futures contracts that compose the Index or the related commodities.  You will not have any rights that holders of those assets or instruments have.

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HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX RELATIVE TO THE CURRENT PRICES OF THOSE CONTRACTS MAY AFFECT THE LEVEL OF THE INDEX AND THE VALUE OF THE NOTES — The Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced with a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.”  Contango could adversely affect the level of the Index and thus the value of notes linked to the Index.  The futures contracts underlying the Index have historically been in contango.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.

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JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on commodity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index, the Index Constituents and the futures contracts underlying the Index.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.
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RISK OF THE ENDING INDEX LEVEL BEING LESS THAN THE INITIAL INDEX LEVEL BY MORE THAN THE CONTINGENT BUFFER PERCENTAGE IS GREATER IF THE INDEX IS VOLATILE — The likelihood that the Ending Index Level will be less than the Initial Index Level by more than the Contingent Buffer Percentage, thereby exposing the notes to the full depreciation of the Index, will depend in large part on the volatility of the Index — the frequency and magnitude of changes in the level of the Index.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Upside Leverage Factor will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Upside Leverage Factor.

JPMorgan Structured Investments —	TS-11
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?
The following table and examples illustrate the hypothetical total return and payment at maturity on the notes.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 100 and an Upside Leverage Factor of 1.70 and reflect the Contingent Buffer Percentage of 50.00%.  The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.70.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return	Total Return
180.00	80.00%	136.00%
165.00	65.00%	110.50%
150.00	50.00%	85.00%
140.00	40.00%	68.00%
130.00	30.00%	51.00%
120.00	20.00%	34.00%
110.00	10.00%	17.00%
105.00	5.00%	8.50%
100.00	0.00%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
80.00	-20.00%	0.00%
70.00	-30.00%	0.00%
60.00	-40.00%	0.00%
50.00	-50.00%	0.00%
49.99	-50.01%	-50.01%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 100 to an Ending Index Level of 105.  Because the Ending Index Level of 105 is greater than the Initial Index Level of 100 and the Index Return is 5%, the investor receives a payment at maturity of $1,085 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5% × 1.70) = $1,085

Example 2: The Index Closing Level decreases from the Initial Index Level of 100 to an Ending Index Level of 95.  Although the Index Return is negative, because the Ending Index Level of 95 is not less than the Initial Index Level of 100 by more than the Contingent Buffer Percentage of 50.00%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The Index Closing Level decreases from the Initial Index Level of 100 to an Ending Index Level of 40.  Because the Ending Index Level of 40 is less than the Initial Index Level of 100 by more than the Contingent Buffer Percentage of 50.00% and the Index Return is -60%, the investor receives a payment at maturity of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The hypothetical returns and the hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-12
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

Hypothetical Back-tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly Index Closing Levels from January 4, 2008 through August 23, 2013, and the historical performance of the Index based on the weekly Index Closing Levels from August 30, 2013 through September 6, 2013.  The Index was created as of the close of business on August 27, 2013.  The Index Closing Level on September 10, 2013 was 103.6568.  We obtained the Index Closing Levels below from Bloomberg Financial Markets, without independent verification.

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the pricing date or the Observation Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal.  The hypothetical back-tested performance of the Index set forth in the following graph was calculated on materially the same basis as the performance of the Index is now calculated, but does not represent the actual historical performance of the Index.

The hypothetical historical levels above have not been verified by an independent third party.  The back-tested, hypothetical historical results above have inherent limitations.  These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight.  No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above.  Hypothetical back-tested results are neither an indicator nor a guarantee of future returns.  Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMorgan Structured Investments —	TS-13
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “The J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. 2-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments —	TS-14
Contingent Buffered Notes Linked to the J.P. Morgan Enhanced Beta Select Backwardation Alternative Benchmark Excess Return Index